Exhibit 5.1

October 13, 2015

American Midstream Partners, LP
1400 16th Street, Suite 310
Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate of $100,000,000 of common units representing limited partner interests in the Partnership (the “Common Units”) to be sold to or through the Agents (as defined below) pursuant to the ATM Equity OfferingSM Sales Agreement, dated October 13, 2015 (the “Agreement”), by and among the Partnership, American Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), American Midstream, LLC, a Delaware limited liability company (collectively with the Partnership and the General Partner, the “Partnership Parties”), Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc. (collectively, the “Agents”).

We have also participated in the preparation of (i) the Registration Statement on Form S-3 (File No. 333-201436) (the “Registration Statement”), which was filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on January 9, 2015 and declared effective by the Commission on January 26, 2015, (ii) the prospectus supplement dated October 13, 2015 (the “Prospectus Supplement”), which was filed by the Partnership with the Commission on October 13, 2015 pursuant to Rule 424(b)(5) promulgated under the Securities Act, which supplements the prospectus dated January 26, 2015 (the “Prospectus”), and (iii) a Current Report on Form 8-K to be filed by the Partnership with the Commission (the “Commencement Form 8-K”), pertaining to the Common Units and includes this opinion letter as an exhibit and results in it being filed by the Partnership with the Commission as Exhibit 5.1 to the Registration Statement through incorporation by reference. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), records and documents of the Partnership Parties, certificates of officers of the General Partner and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinions set forth below, including, but not limited to, the Registration Statement, the Prospectus, the Prospectus Supplement, the Agreement, the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated August 9, 2013, as amended by Amendment No. 1 thereto dated October 28, 2013, Amendment No. 2 thereto dated January 31, 2014, Amendment No. 3 thereto dated July 24, 2014,

Holland & Hart LLP  Attorneys at Law

Phone (303) 295-8000  Fax (303) 295-8261  www.hollandhart.com

555 17th Street Suite 3200 Denver, CO 80202-3979 Mailing Address Post Office Box 8749 Denver, CO 80201-8749

Aspen Billings Boise Boulder Carson City Cheyenne Colorado Springs Denver Denver Tech Center Jackson Hole Las Vegas Reno Salt Lake City Santa Fe Washington, D.C.

Amendment No. 4 thereto dated March 30, 2015, and Amendment No. 5 thereto dated July 27, 2015 (as amended, the “Partnership Agreement”), and the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on August 20, 2009, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on March 22, 2011.

In making our examination, we have assumed (i) that all signatures on documents examined by us are genuine; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the original documents of all documents submitted to us as certified, conformed, electronic, or photostatic copies; (iv) that each person signing in a representative capacity (other than on behalf of the Partnership Parties) any document reviewed by us had authority to sign in such capacity; (v) that each individual signing any document had the legal capacity to do so; (vi) that the obligations of the parties to the Agreement (other than the Partnership Parties) are valid, binding and enforceable; (vii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (viii) the accuracy, completeness and authenticity of certificates of public officials.  We have also assumed the accuracy of all other information provided to us by the Partnership during the course of our investigations, on which we have relied in issuing the opinions expressed below.  We have relied upon a certificate and other assurances of officers of the General Partner and others as to factual matters without having independently verified such factual matters.  In connection with the opinions hereinafter expressed, we have assumed that all of the Common Units will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus and the Agreement.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the qualifications, exceptions, assumptions, and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that, when issued and delivered on behalf of the Partnership against payment therefor by the Agents in accordance with the Agreement, the issue and sale of the Common Units will have been duly authorized by all necessary partnership action of the Partnership, and the Common Units will be validly issued and, under the Delaware Act, purchasers of the Common Units will have (i) no obligation to make further payments for their purchase of the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and (ii) no personal liability for the debts, obligations or liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

The opinions expressed herein are qualified in the following respects:

(A)          We have not considered, and we express no opinions as to, the laws of any jurisdiction other than the Delaware Act (which with respect to such act includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) as in effect on the date hereof; and

(B)          We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, to the filing of this opinion letter as an exhibit to the Commencement Form 8-K, and to the incorporation by reference of this opinion letter into the Registration Statement.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Hart LLP

Holland & Hart LLP